Exhibit 99.1

Brad Farrell Assumes Chief Financial Officer Role at

Two Harbors Investment Corp.

NEW YORK, January 3, 2012 – Two Harbors Investment Corp. (NYSE: TWO; NYSE Amex: TWO.WS) today announced that Mr. Brad Farrell assumed the role of Chief Financial Officer and Treasurer, effective January 1, 2012. In September 2011, the company had previously announced that Mr. Farrell’s appointment would occur in January 2012. Mr. Farrell will oversee Two Harbors’ treasury, accounting and financial reporting functions as well as contribute to the company’s strategic planning and corporate finance functions as a member of the executive team. He will report directly to Mr. Thomas Siering, Two Harbors’ President and Chief Executive Officer. Two Harbors’ former Chief Financial Officer, Mr. Jeffrey Stolt, will continue to serve as Partner and Chief Financial Officer of Pine River Capital Management L.P., the parent of PRCM Advisers LLC, Two Harbors’ external manager.

“We have great confidence in Brad and want to thank Jeff for his invaluable contributions to Two Harbors in our formative years,” stated Thomas Siering, Two Harbors’ President and Chief Executive Officer. “Two Harbors will continue to work closely with Jeff and the Pine River finance team.”

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans and other financial assets. Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers LLC, a wholly-owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders and warrant holders of Two Harbors, and other interested persons, may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 601 Carlson Parkway, Suite 150, Minnetonka, MN 55305, telephone 612-629-2500.

Contact

Investors: Christine Battist, Investor Relations, Two Harbors Investment Corp., 612-629-2507, christine.battist@twoharborsinvestment.com.